UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2010

GRAFTECH INTERNATIONAL LTD.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-13888	27-2496053
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employee Identification Number)

12900 Snow Road

Parma, Ohio 44130

(Address of Principal Executive Offices, including Zip Code)

Registrant’s Telephone Number, including Area Code: 216-676-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective December 9, 2010, the Board of Directors of GrafTech International Ltd. (the “Company”) increased the number of directors and elected Nathan Milikowsky as a new director, effective immediately, to fill such vacancy and serve for an initial term ending at the Company’s 2011 Annual Meeting of Stockholders anticipated to be held in May 2011.

On November 30, 2010, the Company consummated the transactions contemplated by (i) that certain Agreement and Plan of Merger, dated as of April 28, 2010, by and among the Company, GrafTech Holdings Inc., GrafTech Delaware I Inc., GrafTech Delaware II Inc., Seadrift Coke L.P. (“Seadrift”) and certain partners of Seadrift (the “Seadrift Merger Agreement”), and (ii) that certain Agreement and Plan of Merger, dated as of April 28, 2010, by and among the Company, GrafTech Holdings Inc., GrafTech Delaware III Inc., C/G Electrodes LLC (“CG”) and certain members of C/G (the “C/G Merger Agreement”). Pursuant to the terms and conditions of the Seadrift Merger Agreement, on November 30, 2010, the Company entered into a Registration Rights and Stockholders’ Agreement with certain of the equity holders of Seadrift and C/G who received shares of the Company’s common stock as part of the consideration for their equity interests in Seadrift and C/G, including Nathan Milikowsky.

In the Registration Rights and Stockholders’ Agreement, the Company agreed to (i) increase the size of the Company’s Board of Directors by one (1) and elect a representative of the Milikowsky Holders (and their related parties and affiliates) to the Company’s Board of Directors and (ii) nominate such representative for re-election in subsequent years, provided the Milikowsky Holders (and their related parties and affiliates) continue to hold in the aggregate at least twelve million shares of the Company’s common stock (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification transactions by the Company). If at least three years have passed since the initial representative (or a then prior designee) was elected to the Company’s Board of Directors or, if prior to such three year period, such initial representative (or prior designee) ceases to serve due to death, disability or mandatory retirement, the Milikowsky Holders (and their related parties and affiliates) may designate a different representative to be nominated to the Company’s Board of Directors, provided that such replacement representative is reasonably acceptable to the Company’s Board of Directors. The representative of the Milikowsky Holders (and their related parties and affiliates) must meet the requirements of an “independent director” under the listing rules of the New York Stock Exchange and must otherwise satisfy the requirements of the Company’s corporate policies relating to directors. Mr. Nathan Milikowsky was elected to the Company’s Board of Directors as the initial representative of the Milikowsky Holders. As used herein, the term “Milikowsky Holders” means Nathan Milikowsky, Daniel Milikowsky, The Rebecca and Nathan Milikowsky Family Foundation, The Daniel and Sharon Milikowsky Family Foundation, Inc., NMDM Investments LLC, Rebecca Milikowsky, Brina Milikowsky, Shira Milikowsky, Daniel Milikowsky Family Holdings, LLC and Seadrift Coke LLC.

The foregoing description of certain portions of the Registration Rights and Stockholders’ Agreement does not purport to be complete and is qualified in its entirety by reference to the Registration Rights and Stockholders’ Agreement filed as Exhibit 10.2.0 to the Company’s Current Report on Form 8-K filed with the SEC on November 30, 2010.

Nathan Milikowsky was the President of Seadrift from 2005 until its acquisition by the Company on November 30, 2010. Mr. Milikowsky also served as Chief Executive Officer of C/G from 2003 to 2006 and as its Chairman from 2003 until its acquisition by the Company on November 30, 2010. The Company acquired an 18.9% interest in Seadrift in 2008 and acquired the remaining 81.1% of the equity interests in Seadrift on November 30, 2010. During 2009, Seadrift borrowed $6.0 million from the Company which was repaid in full in 2010. During 2010, the Company purchased approximately $1.8 million of petroleum needle coke from Seadrift.

Mr. Milikowsky, certain members of his immediate family and certain entities in which he and members of his immediate family have interests, were substantial equity owners of Seadrift and C/G prior to the acquisitions of those entities by the Company. In connection with those acquisitions, Mr. Milikowsky, his immediate family members and those entities received a portion of the aggregate consideration paid to the equity holders of Seadrift and C/G pursuant to the Seadrift Merger Agreement and the C/G Merger Agreement. In connection with those acquisitions, Mr. Milikowsky, the members of his immediate family and those entities received an aggregate of 17,515,482 shares of common stock of the Company, an aggregate of $145,962,394 face amount of non-interest bearing senior subordinated promissory notes due 2015 of the Company and an aggregate of $112,487,660 in cash for their equity interests in Seadrift and C/G.

The Company entered into an Indemnification Agreement with Mr. Milikowsky. The Indemnification Agreement is substantially the same as the form of indemnification agreement for directors filed as Exhibit 10.30.0 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC on February 29, 2008.

As a non-employee director, Mr. Milikowsky will be entitled to compensation in the same manner as the Company’s other non-employee directors. For a description of the compensation paid by the Company to non-employee directors, see “Compensation of Directors and Executive Officers – Directors Compensation for 2009” in the Company’s definitive proxy statement on Schedule 14A, filed with the SEC on April 9, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

GRAFTECH INTERNATIONAL LTD.

Date: December 15, 2010	By:	/s/ Mark R. Widmar
Mark R. Widmar
Chief Financial Officer and Vice President